EXHIBIT 10.19

May 11, 2017

Ms. Kim Littlejohn

address

address

Dear Kim,

We are pleased to have you serve in the position of Vice President/Chief Technology Officer of USA Truck, Inc. (the “Company”). The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is subject to final approval by the Company’s Board of Directors.

Compensation

●	Your annual base salary will be $225,000, which will be paid in monthly installments on the last business day of each month of employment in the amount of $18,750

●	You will participate in the established Company Management Bonus Plan, beginning in 2017. For 2017, you will be entitled to:

●	A target cash bonus of 30% of your base salary for 2017 with a maximum attainment level of 150% of the bonus target, depending upon actual performance relative to goals determined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”). This bonus will be prorated from your date of hire for the remainder of 2017;

●	STIP (short term incentive plan) - An equity grant of restricted shares of the Company’s common stock equal to up to 30% of your prorated base salary for 2017. The number of restricted shares awarded will be based upon your annualized base salary and the closing price of the Company’s common stock on the trading day immediately preceding the award date. Vesting of this award depends upon performance relative to goals established by the Committee, and is subject to additional time vesting. The Committee will determine whether such performance goals have been achieved in early 2018 following receipt of the Company’s fiscal year 2017 audited financial results, at which time some or all of the restrictive shares may be forfeited if the performance goals are partially achieved or not achieved, or additional restricted shares may be granted if the performance goals are achieved above the target level. The non-forfeited restricted shares will then vest 25% per annum, subject to continued employment and certain other forfeiture provisions. For example, if the Committee determines on January 31, 2018 that the performance goals for 2017 have been achieved at the target level, none of the restricted shares granted would be forfeited, one-fourth of the restricted shares will vest on the date of determination, and the remaining restricted shares will vest in annual installments of 25% each, commencing January 31, 2019;

●	Upon the occurrence of a Payment Trigger described in Paragraph (L) of Section 1 of Exhibit A hereto, all unvested shares subject to time-based vesting would become fully vested and any unvested shares subject to performance-based vesting would vest in accordance with the award agreement relating to such shares.

●	You will receive a cash bonus of $120,000, payable in two (2) installments, subject to the conditions outlined herein - the first installment of $25,000 shall be payable as soon as practical following your start date and contingent on your and your family’s permanent relocation to the Fort Smith/Van Buren, Arkansas area, and the second installment of $95,000 shall be payable upon completion of your and your family’s permanent relocation to the Fort Smith/Van Buren, Arkansas area, which you agree will occur no later than October 31, 2017. Notwithstanding the foregoing, failure to relocate before October 31, 2017 will result in forfeiture of this bonus (both installments) and will require an immediate repayment in full. Additionally, this bonus is contingent on full time employment with USA Truck for at least 24 months following your hire date. If your employment is terminated by the Company for any reason or voluntarily by you at any time prior to the expiration of 24 months from your hire date, this bonus (both installments) will be subject to repayment on a pro-rated basis in relation to the portion of the 24- month period during which you are actually employed by the Company.

●	You may be required to serve as an officer and/or director of one or more subsidiaries of the Company, for which you will receive no additional compensation.

●	Your position with the Company requires that you establish full-time residency in the Van Buren/Ft. Smith, Arkansas area for you and your family. To assist with your interim residency and timely relocation , you will receive a reimbursement allowance for transitional housing expenses, including meals and travel expenses (flights or mileage) and temporary housing for rental property through September 30, 2017. The aforementioned expense reimbursement allowance related to flights will include one basic coach-class airfare ticket paid for by the Company every two (2) weeks until September 30, 2017. Any mileage reimbursement(s) will be at the Company’s standard reimbursement(s), in accordance with its standard reimbursement policies.

●	In addition, you will receive a one-time net payment of $50.000 as a relocation bonus payable by the Company once you have scheduled your and your family’s permanent relocation to the Van Buren/Ft. Smith, Arkansas, area with a moving/relocation service provider and you agree that full-time residency and permanent relocation of you and your family will be completed on or before October 31, 2017. In the event said relocation is not completed on or before October, 2017, you agree that you will not be eligible to receive said relocation bonus and must repay any amount(s) related to this relocation bonus 10 USA Truck. Once you have established full-time residency and permanent relocation in the Ft. Smith/Van Buren, Arkansas, area of you and your family, you will also receive a one-time net payment equal to the customary realtor commissions payable upon the sale of your current home in Washington.

●	You will be provided a laptop and smart phone at the Company’s expense.

●	USA Truck will also pay you the net amount for 90 days of COBRA coverage to assist you in continual coverage of your current healthcare plan during the mandatory waiting period.

●	All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes.

Benefits

●	You will receive four (4) weeks paid vacation per year.

●	You are eligible for, and may participate in, the Company’s 40l (k) Plan subject to Company policies and the terms of that plan as in effect from time to time.

●You are eligible for, and may participate in, the Company’s Employee Stock Purchase Plan subject to Company policies and the terms of that plan as in effect from time to time.

●	The Company is currently a sponsor of the Arkansas Best Federal Credit Union and you may be eligible to participate in programs made available to the Company’s employees.

●	You are eligible for, and may participate in, the Company’s Medical, Dental and Vision and Prescription Drug plans subject to Company policies and the terms of those plans as in effect from time to time.

●	You will receive $750 per year to be applied towards premium payments on a supplemental term life insurance or you may choose to receive it as wages in your monthly payroll check (at the rate of $62.50 per month).

Confidential Information or Trade Secrets

●	You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company’s employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, and any other policies of the Company as they relate to employees or directors of the Company.

Executive Change in Control Agreement

●	You and the Company will enter into an Executive Change in Control Agreement in the form of Exhibit A attached hereto and incorporated by reference herein.

This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter.  Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any reason or no reason, consistent with applicable law.  Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time in its sole discretion.

This offer is contingent on the successful completion of the verification of information provided by you in the job application, drug and background screening.  Additionally, you will be required to provide proof of eligibility for employment in the United States no later than three days from the beginning of employment per the Immigration and Control Act of 1986; form 1-9 is mandatory.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with any covenant not to compete and/or similar obligations by which you are or may be bound.  You also agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person’s or entity’s consent.

We look forward to you joining the USA Truck, Inc., and ask that you acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention.

Sincerely,

/s/ Cheryl Stone

Cheryl Stone

Senior Vice President of Human Resources

Agreed and Accepted-

/s/ Kim Littlejohn

Date: 5/15/17